UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. )

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VOIS Inc.
(Name of Registrant as Specified in Its Charter)

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VOIS Inc.
951 Yamato Road, Suite 201
Boca Raton, Florida 33431

Telephone: (561) 998-3882

Dear Stockholders:

We are writing to advise you that the holders of a majority of our outstanding common stock have approved an amendment our Certificate of Incorporation to effect a forward stock split of all of the outstanding shares of our common stock at a ratio of up to 30 for one (30:1), in a definitive amount and on a future date to be fixed by our Board of Directors, in their sole discretion (the "Amendment"). This action was approved on July 7, 2008 by our Board of Directors. In addition, our executive officers and directors who hold a majority of our issued and outstanding voting securities have approved this action by written consent in lieu of a special meeting effective July 21, 2008 in accordance with the relevant sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is first mailed to you on or about July 23, 2008.

Please feel free to call us at 561-998-3882 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in VOIS.

For the Board of Directors of VOIS INC.

By:	/s/ Gary Schultheis
Gary Schultheis, CEO

VOIS Inc.
951 Yamato Road, Suite 201
Boca Raton, Florida 33431

INFORMATION STATEMENT REGARDING ACTION
TAKEN BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of VOIS Inc. in connection with the written consent of the holders of a majority of our issued and outstanding voting securities granting our Board of Directors the authority to effect a forward stock split (the "Forward Split") of all of the outstanding shares of our common stock at a ratio of up to 30 for one (30:1) at any time prior to December 31, 2008. If implemented, the Forward Split will be effected through the filing of a Certificate of Amendment to our Certificate of Incorporation (the "Amendment"). These actions were approved by our Board of Directors on July 7, 2008 and on July 21, 2008, our executive officers and directors who hold approximately 74.7% of our issued and outstanding common stock also consented to this action by a written consent in lieu of a special meeting of stockholders in accordance with Delaware General Corporation Law.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting we utilized the written consent of the holders of a majority in interest of our voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement, which is first being mailed on or about July 23, 2008 to stockholders of record on July 21, 2008, is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of these actions.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL STOCKHOLDERS

At July 7, 2008 we had 6,563,412 shares of common stock issued and outstanding. Our voting securities are comprised of our common stock. The holders of our shares of common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders. The following table contains information regarding record ownership of our common stock as of July 7, 2008 held by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 951 Yamato Road, Suite 201 Boca Raton , Florida 33431. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount of Beneficial Ownership	% of Class

Gary Schultheis [1]	3,000,000	42.8%
Herbert Tabin [2]	2,940,000	41.7%
Robert M. Cohen [3]	359,804	5.2%
All officers and directors as a group (three persons) [1,2,3]	6,299,804	79.6%%

1    Mr. Schultheis is a member of our Board of Directors and our Chairman, CEO and President. The number of shares beneficially owned by Mr. Schultheis includes:

•	1,200,000 shares of common stock owned by Mountain View Capital Partners, Inc., a company owned by Mr. Schultheis, over which he has voting and dispositive control,
•	1,250,000 shares of common stock owned by Mr. Schultheis, and
•	500,000 shares of our common stock underlying Non-Qualified Options with exercise prices ranging from $2.50 to $5.25 per share.

2    Mr. Tabin is a member of our Board of Directors, Secretary of our company and our Senior Vice President of Corporate Development. The number of shares beneficially owned by Mr. Tabin includes:

•	1,200,000 shares of common stock held of record by Silver Lake Capital Partners, Inc., a company owned by Mr. Tabin and over which he holds voting and dispositive control,
•	450,000 shares of common stock owned by Mr. Tabin,
•	800,000 shares of common stock held in trust over which Mr. Tabin holds voting and dispositive control, and
•	490,000 shares of our common stock underlying Non-Qualified Options with exercise prices ranging from $2.50 to $5.25 per share.

3    Mr. Cohen is a member of our Board of Directors. The number of shares beneficially owned by him includes 53 shares which are presently outstanding, 9,751 shares underling common stock purchase warrants with an exercise price of $30.00 per share and 350,000 shares of our common stock underlying Non-Qualified Options with exercise prices ranging from $2.50 to $5.25 per share.

THE FORWARD SPLIT

The Board of Directors has been granted the authority to effect a Forward Split of the outstanding shares of our common stock at a ratio of up to 30 for one (30:1) (the “Forward Split”). The Board of Directors has the authority to fix the exact ratio of the Forward Split and to implement the Forward Split at any time before the close of business on December 31, 2008. If the Board of Directors decides to implement the Forward Split, it will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware. The form of the Amendment is attached to this Information Statement as Exhibit A.

Purpose and Effect of Amendment.

Our common stock is currently quoted on the OTC Bulletin Board. At the present time, there are approximately 316,799 shares our common stock that are freely tradable. We believe that the absence of a substantial market for our shares is a disincentive for investors to acquire our common shares. We believe that the Forward Split will substantially increase the number of our common shares that trade in the over-the-counter market with the goal of providing substantially greater liquidity for our shares which, hopefully, will provide greater incentive for investors to acquire our common shares. However, given the early stage of development of our company, our small size and limited revenues there are no assurances that the Forward Split, if implemented, will have the desired effect.

Our Board obtained stockholder approval for split ratio of up to 30:1 rather than a fixed ratio in order to provide the Board with the flexibility to achieve the desired results of the Forward Split. The Board has the authority to implement the Forward Split only upon the Board’s determination that the Forward Split would be in our best interests at that time. In determining whether to proceed with the Forward Split and setting the exact ratio of the split, the Board of Directors will consider a number of factors, including market conditions, existing and expected trading prices of our common stock, our additional funding requirements and the number of authorized but unissued shares of our common stock.

If the Board decides to implement the Forward Split, it would set the record date and effective date for the Forward Split and select a specific ratio up to 30:1. No further action on the part of the stockholders is required to either implement or abandon the Forward Split. If the Board determines to implement the Forward Split, we will communicate to the public, prior to the effective date of the Forward Split, additional details regarding the Forward Split, including the specific ratio selected by the Board. If the Board does not implement the Forward Split prior to the close of business on December 31, 2008, the authority granted to it to implement the Forward Split will terminate. The Board reserves its right to elect not to proceed with the Forward Split if it determines, in its sole discretion, that it is no longer in our best interests.

The number of shares owned by each holder of common stock on the record date for the Forward Split will be proportionally increased based upon the ratio of the split, up to 30-fold. In addition, the number of shares of our common stock which will be issued and outstanding after the Forward Split will increase by up to 30-fold, depending upon the final ratio of the Forward Split.

Our authorized common stock is 1,000,000,000 shares, par value $0.001 per share. Based upon 6,563,412 shares of our common stock outstanding at June 19, 2008, the following table reflects the approximate percentage increase in the number of outstanding shares of common stock, the approximate number of shares that would be outstanding as a result of the Forward Split and the approximate percentage those shares represents to our authorized common stock at various ratios:

Ratio of Forward Split	Approximate Percentage Increase in Outstanding Common Shares	Approximate Outstanding Shares After Forward Split	Approximate Percentage of Authorized Common Shares

3 for 1	300%	19,690,236	2.0%
5 for 1	500%	32,817,060	3.3%
7 for 1	700%	45,943,884	4.6%
10 for 1	1,000%	65,634,120	6.6%
15 for 1	1,500%	98,451,180	9.8%
20 for 1	2,000%	131,268,240	13.1%
25 for 1	2,500%	164,085,300	16.4%
30 for 1	3,000%	196,902,330	19.7%

If and when implemented, the Forward Split will also have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock:

•	The number of authorized shares of common stock will not change,
•	No scrip or fractional shares will be issued as a result of the Forward Split and any fractional shares which may be issuable will be rounded up to the nearest whole share,
•	The per share loss and net book value of our common stock will be decreased because there will be a greater number of shares of our common stock outstanding;
•	The par value of the common stock will remain $0.001 per share;
•
The stated capital on our balance sheet attributable to the common stock will be increased up to 30 times its present amount, based upon the ultimate ratio of the Forward Split, and the additional paid-in capital account will be debited with the amount by which the stated capital is increased; and

•
All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, up to 30 times of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the forward stock split, based upon the final ratio of the Forward Split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the Forward Split.

Our common stock is quoted on the OTC Bulletin Board under the symbol VOIS. The Forward Split will also the following effects on our common stock as it relates the public markets:

•
If implemented, immediately following the effective date of the Forward Split the market price of our common stock as quoted on the OTC Bulletin Board will decrease up to 30-fold depending upon the final ratio of the Forward Split, and thereafter the quoted price will be subject to ordinary market conditions, and

•
The CUSIP number of our common stock will not change, but the trading symbol will be changed to reflect the Forward Split. As soon as practicable before the effective date of the Forward Split we will issue a press release with the new stock symbol.

The Forward Split will have no effect on our authorized preferred shares.

As soon as practicable after the effective date of the Forward Split, stockholders of record on the record date will receive certificates representing the additional shares of common stock issued to the stockholder as a result of the Forward Split. We will bear the costs of the issuance of the additional stock certificates.

Certain Federal Income Tax Consequences

The Forward Split, if implemented, should not result in any recognition of gain or loss. The holding period of the additional shares of our common stock to be issued as a result of the Forward Split (the "New Shares") will include the stockholder’s holding period for the corresponding original shares owned prior to the Forward Split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the Forward Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Forward Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Each stockholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the Forward Split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the Forward Split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

No Dissenter’s Rights

Under Delaware law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Forward Split.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

VOIS INC.

By:	/s/ Gary Schultheis
Gary Schultheis, CEO

EXHIBIT A

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
VOIS INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Executive Officer of VOIS Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: That at the effective time of this amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a [INSERT NUMBER] for one (1) forward split with all fractional shares rounded to the nearest whole share. The effective time of this amendment shall be the close of business on __________, 2008. Such forward split shall not effect (i) the number of authorized shares of the Corporation's common stock, (ii) the par value of the Corporation's common stock which shall remain $0.001 per share, or (ii) the preferred stock of the Corporation.

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated June July 7, 2008 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated July _________, 2008 of the holders of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of _________, 2008.

VOIS INC.

By:
Gary Schultheis, Chief Executive Officer